Exhibit 99

Keithley Instruments Announces Reduction in Operating Costs to Improve Performance

CLEVELAND--(BUSINESS WIRE)--Keithley Instruments, Inc. (NYSE:KEI), a leader in solutions for emerging measurement needs, today announced a cost reduction plan designed to improve the Company’s profitability.

The Company has reduced its global workforce by approximately five percent, which includes recent attrition. The actions are expected to reduce operating expenses by approximately seven percent, which will be offset partially by inflationary and other cost increases that are expected to be incurred during fiscal year 2009.

The Company expects that non-recurring severance and related costs for implementation of its actions will total approximately $1.6 million, with all of the charges being incurred in the current year’s fourth quarter ending September 30, 2008. Based upon current expectations, the Company is estimating net sales for the fourth quarter of fiscal year 2008, which will end September 30, 2008, to range between $33 million and $35 million and expects to incur a pre-tax loss for the quarter, excluding the non-recurring charges mentioned above.

“While our long-term outlook is positive, we believe it was necessary to act in response to the continued weakness in semiconductor capital spending, as well as a general weakness in other industries in which we participate,” stated Joseph P. Keithley, the Company’s Chairman, President and Chief Executive Officer. “The actions we have taken will have a minimal impact on new product development activities and will not affect those products that we plan to introduce during the next twelve months.”

Forward Looking Statements

Statements in this release that are not historical facts, including those relating to cost savings, estimated charges expected to be incurred, sales growth and current expectations of sales and results, are “forward-looking statements”, as defined in the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include, but are not limited to: timing of recognizing shipments to revenue; worldwide economic conditions; uncertainties in the credit and capital markets; business conditions in the semiconductor, wireless, precision electronics and other segments of the worldwide electronics industry; the Company's ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share; competitive factors, including pricing pressures, loss of key employees, technological developments and new products offered by competitors; and the Company’s ability to implement planned cost savings initiatives without adversely affecting the Company’s product development program. Further information on factors that could cause actual results to differ from those anticipated is included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the Company that its plans or objectives will be achieved. Further, the Company is not obligating itself to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

About Keithley Instruments, Inc.

With more than 60 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency). Our products solve emerging measurement needs in production testing, process monitoring, product development, and research. Our customers are scientists and engineers in the worldwide electronics industry involved with advanced materials research, semiconductor device development and fabrication, and the production of end products such as portable wireless devices. The value we provide them is a combination of precision measurement technology and a rich understanding of their applications to improve the quality of their products and reduce their cost of test.

CONTACT:
Keithley Instruments, Inc.
Mark J. Plush, 440-248-0400
Vice President and Chief Financial Officer
Fax: 440-248-6168
http://www.keithley.com